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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[x ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

Gentner                  Roland                   W.
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   (Last)               (First)                 (Middle)

5980 Wildwood Drive
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                                    (Street)

Rapid City               SD                       57702
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Sodak Gaming, Inc.  (SODK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ x ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)


                             President / Chief Executive Officer
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock $.001 par value         12/16/98        **J              30,000       A               2,255,600        D
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Common Stock $.001 par value                                                                          1,150        I       Gregory
                                                                                                                      Gentner Trust
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Common Stock $.001 par value                                                                          1,150        I       Eric
                                                                                                                      Gentner Trust
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Common Stock $.001 par value                                                                          1,150        I       Drew
                                                                                                                      Gentner Trust
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option         8.80                                     (1)     5/11/99   Common    21,688          21,688       D
(right to buy)                                                                  Stock
                                                                                $.001 par value
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Stock Option         6.4625                                   (2)     3/31/00   Common    34,000          34,000       D
(right to buy)                                                                  Stock
                                                                                $.001 par value
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====================================================================================================================================

Explanation of Responses:

** Award of restricted stock pursuant to Sodak Gaming, Inc. 1993 Stock Option Plan exempt under Rule 16b-3. 50% of shares become fully vested and transferable as of 1/1/99 and the remaining 50% of shares become fully vested and transferable on 1/1/00.
1. Grant to reporting person of option to buy 21,688 shares of common stock under Sodak Gaming, Inc. 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 5/11/95, 5/11/96, 5/11/97, and 5/11/98 respectively. This option was previously reported as covering 10,844 shares, but was adjusted to reflect a stock split on September 27, 1996.
2. Grant to reporting person of option to buy 34,000 shares of common stock under Sodak Gaming, Inc. 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 3/31/96, 3/31/97, 3/31/98, 3/31/99, and 3/31/00 respectively. This option was previously reported as covering 17,000 shares, but was adjusted to reflect a stock split on September 27, 1996.




---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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